UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 10)*

CVR Partners, LP

(Name of Issuer)

Common Units representing Limited Partner Interests

(Title of Class of Securities)

126633106

(CUSIP Number)

Marisa Beeney

GSO Capital Partners LP

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 18, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126633106

1	Names of reporting persons GSO Cactus Credit Opportunities Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 260,715
	8	Shared voting power 0
	9	Sole dispositive power 260,715
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 260,715
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.2%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Steamboat Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 100,468
	8	Shared voting power 0
	9	Sole dispositive power 100,468
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 100,468
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.1%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Steamboat Credit Opportunities Intermediate Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 100,468
	8	Shared voting power 0
	9	Sole dispositive power 100,468
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 100,468
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.1%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Coastline Credit Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 100,543
	8	Shared voting power 0
	9	Sole dispositive power 100,543
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 100,543
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.1%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO ADGM II Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,975,156
	8	Shared voting power 0
	9	Sole dispositive power 2,975,156
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,975,156
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.6%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Aiguille des Grands Montets Fund II LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,975,156
	8	Shared voting power 0
	9	Sole dispositive power 2,975,156
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,975,156
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.6%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Investment Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 963,414
	8	Shared voting power 0
	9	Sole dispositive power 963,414
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 963,414
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.9%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,629,960
	8	Shared voting power 0
	9	Sole dispositive power 3,629,960
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,629,960
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.2%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Fund LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 863,807
	8	Shared voting power 0
	9	Sole dispositive power 863,807
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 863,807
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.8%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO SSOMF Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 728,857
	8	Shared voting power 0
	9	Sole dispositive power 728,857
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 728,857
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.6%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Special Situations Overseas Master Fund Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7	Sole voting power 728,857
	8	Shared voting power 0
	9	Sole dispositive power 728,857
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 728,857
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.6%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons GSO Palmetto Opportunistic Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 963,414
	8	Shared voting power 0
	9	Sole dispositive power 963,414
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 963,414
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 0.9%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,629,960
	8	Shared voting power 0
	9	Sole dispositive power 3,629,960
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,629,960
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 3.2%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Holdings I L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 4,593,374
	8	Shared voting power 0
	9	Sole dispositive power 4,593,374
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 4,593,374
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.1%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings II L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 4,593,374
	8	Shared voting power 0
	9	Sole dispositive power 4,593,374
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 4,593,374
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.1%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Capital Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 5,029,546
	8	Shared voting power 0
	9	Sole dispositive power 5,029,546
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 5,029,546
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.4%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Advisor Holdings L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 5,029,546
	8	Shared voting power 0
	9	Sole dispositive power 5,029,546
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 5,029,546
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.4%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 5,029,546
	8	Shared voting power 0
	9	Sole dispositive power 5,029,546
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 5,029,546
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.4%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I/II GP Inc.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 9,622,920
	8	Shared voting power 0
	9	Sole dispositive power 9,622,920
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 9,622,920
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 8.5%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons The Blackstone Group L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 9,622,920
	8	Shared voting power 0
	9	Sole dispositive power 9,622,920
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 9,622,920
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 8.5%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Group Management L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 9,622,920
	8	Shared voting power 0
	9	Sole dispositive power 9,622,920
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 9,622,920
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 8.5%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Bennett J. Goodman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 9,622,920
	9	Sole dispositive power 0
	10	Shared dispositive power 9,622,920
11	Aggregate amount beneficially owned by each reporting person 9,622,920
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 8.5%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons J. Albert Smith III
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 9,622,920
	9	Sole dispositive power 0
	10	Shared dispositive power 9,622,920
11	Aggregate amount beneficially owned by each reporting person 9,622,920
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 8.5%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons Stephen A. Schwarzman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 9,622,920
	8	Shared voting power 0
	9	Sole dispositive power 9,622,920
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 9,622,920
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 8.5%
14	Type of reporting person (see instructions) IN

This Amendment No. 10 (“Amendment No. 10”) to Schedule 13D relates to the common units (the “Common Units”) representing limited partner interests in CVR Partners, LP, a Delaware limited partnership (the “Issuer”), and amends the initial statement on Schedule 13D filed on April 11, 2016, as amended by Amendment No. 1 to the Schedule 13D filed on July 8, 2016, as amended by Amendment No. 2 to the Schedule 13D filed on January 24, 2017, as amended by Amendment No. 3 to the Schedule 13D filed on February 3, 2017, as amended by Amendment No. 4 to the Schedule 13D filed on February 13, 2017, as amended by Amendment No. 5 to the Schedule 13D filed on February 24, 2017, as amended by Amendment No. 6 to the Schedule 13D filed on March 3, 2017, as amended by Amendment No. 7 to the Schedule 13D filed on June 21, 2017, as amended by Amendment No. 8 to the Schedule 13D filed on December 4, 2017, as amended by Amendment No. 9 to the Schedule 13D filed on December 11, 2017 (as amended, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 10 shall have the same meanings ascribed to them in the Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Item 5(a) – (b) of the Schedule 13D is hereby amended by amending and restating the first three paragraphs thereof as follows:

(a) – (b) The following disclosure is based upon 113,282,973 Common Units outstanding as of October 30, 2017, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 2, 2017.

Based on this number of outstanding Common Units, the aggregate number and percentage of the Common Units beneficially owned by each Reporting Person and, for each Reporting Person, the number of Common Units as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

As of December 19, 2017, GSO Cactus Credit Opportunities Fund LP directly holds 260,715 Common Units, Steamboat Nitro Blocker LLC directly holds 100,468 Common Units, GSO Coastline Credit Partners LP directly holds 100,543 Common Units, GSO ADGM II Nitro Blocker LLC directly holds 2,975,156 Common Units, GSO Palmetto Opportunistic Investment Partners LP directly holds 963,414 Common Units, GSO Credit-A Partners LP directly holds 3,629,960 Common Units, GSO Special Situations Fund LP directly holds 863,807 Common Units and GSO SSOMF Nitro Blocker LLC directly holds 728,857 Common Units.

Item 5(c) of the Schedule 13D is hereby amended and restated as follows:

(c) Except as set forth on Schedule 1 attached hereto, as of December 19, 2017, none of the Reporting Persons effected any transaction in Common Units since December 11, 2017.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 20, 2017

GSO Cactus Credit Opportunities Fund LP

By:	GSO Capital Partners LP,
its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

Steamboat Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

Steamboat Credit Opportunities Intermediate Fund LP

By:	GSO Capital Partners LP,
its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Coastline Credit Partners LP

By:	GSO Capital Partners LP,
its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO ADGM II Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

[Schedule 13D/A – CVR Partners, LP]

GSO Aiguille des Grands Montets Fund II LP

By:	GSO Capital Partners LP,
its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Investment Partners LP

By:	GSO Palmetto Opportunistic Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit A-Partners LP

By:	GSO Credit-A Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit-A Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Special Situations Fund LP

By:	GSO Capital Partners LP,
its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Schedule 13D/A – CVR Partners, LP]

GSO SSOMF Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

GSO Special Situations Overseas Master Fund Ltd.

By:	GSO Capital Partners LP,
its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Holdings I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Capital Partners LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Advisor Holdings L.L.C.

By:	Blackstone Holdings I L.P.,
its sole member

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I L.P.

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Schedule 13D/A – CVR Partners, LP]

Blackstone Holdings II L.P.

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

The Blackstone Group L.P.

By:	Blackstone Group Management L.L.C.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Bennett J. Goodman

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
By:	Stephen A. Schwarzman

[Schedule 13D/A – CVR Partners, LP]

SCHEDULE 1

Trading History

The below reflects the transactions effected by the Reporting Persons since December 11, 2017.

Date	Nature of Transaction	Common Units	Price per Common Unit	Entity
12/11/2017	Open Market Sale	89,393	$3.9177	GSO Special Situations Fund LP.
12/11/2017	Open Market Sale	72,716	$3.9177	GSO SSOMF Nitro Blocker LLC
12/11/2017	Open Market Sale	10,030	$3.9177	GSO Coastline Credit Partners LP
12/11/2017	Open Market Sale	22,801	$3.9177	GSO Cactus Credit Opportunities Fund LP
12/11/2017	Open Market Sale	10,023	$3.9177	Steamboat Nitro Blocker LLC
12/11/2017	Open Market Sale	95,037	$3.9177	GSO Palmetto Opportunistic Investment Partners LP
12/12/2017	Open Market Sale	1,590	$3.9806	GSO Special Situations Fund LP.
12/12/2017	Open Market Sale	1,337	$3.9806	GSO SSOMF Nitro Blocker LLC
12/12/2017	Open Market Sale	184	$3.9806	GSO Coastline Credit Partners LP
12/12/2017	Open Market Sale	474	$3.9806	GSO Cactus Credit Opportunities Fund LP
12/12/2017	Open Market Sale	184	$3.9806	Steamboat Nitro Blocker LLC
12/12/2017	Open Market Sale	331	$3.9806	GSO Palmetto Opportunistic Investment Partners LP
12/13/2017	Open Market Sale	13,748	$3.8828	GSO Special Situations Fund LP.
12/13/2017	Open Market Sale	11,560	$3.8828	GSO SSOMF Nitro Blocker LLC
12/13/2017	Open Market Sale	1,591	$3.8828	GSO Coastline Credit Partners LP
12/13/2017	Open Market Sale	4,098	$3.8828	GSO Cactus Credit Opportunities Fund LP
12/13/2017	Open Market Sale	1,591	$3.8828	Steamboat Nitro Blocker LLC
12/13/2017	Open Market Sale	2,862	$3.8828	GSO Palmetto Opportunistic Investment Partners LP
12/14/2017	Open Market Sale	1,823	$3.8147	GSO Special Situations Fund LP.
12/14/2017	Open Market Sale	1,533	$3.8147	GSO SSOMF Nitro Blocker LLC
12/14/2017	Open Market Sale	211	$3.8147	GSO Coastline Credit Partners LP
12/14/2017	Open Market Sale	543	$3.8147	GSO Cactus Credit Opportunities Fund LP
12/14/2017	Open Market Sale	211	$3.8147	Steamboat Nitro Blocker LLC
12/14/2017	Open Market Sale	379	$3.8147	GSO Palmetto Opportunistic Investment Partners LP
12/15/2017	Fund Transfer	271,069	$3.1600	GSO Special Situations Fund LP.
12/15/2017	Fund Transfer	-271,069	$3.1600	GSO SSOMF Nitro Blocker LLC
12/18/2017	Open Market Sale	214,677	$3.5500	GSO Special Situations Fund LP.
12/18/2017	Open Market Sale	181,138	$3.5500	GSO SSOMF Nitro Blocker LLC
12/18/2017	Open Market Sale	24,987	$3.5500	GSO Coastline Credit Partners LP
12/18/2017	Open Market Sale	64,798	$3.5500	GSO Cactus Credit Opportunities Fund LP
12/18/2017	Open Market Sale	24,969	$3.5500	Steamboat Nitro Blocker LLC
12/18/2017	Open Market Sale	239,431	$3.5500	GSO Palmetto Opportunistic Investment Partners LP
12/18/2017	Open Market Sale	71,554	$3.5021	GSO Special Situations Fund LP.
12/18/2017	Open Market Sale	60,375	$3.5021	GSO SSOMF Nitro Blocker LLC
12/18/2017	Open Market Sale	8,328	$3.5021	GSO Coastline Credit Partners LP
12/18/2017	Open Market Sale	21,616	$3.5021	GSO Cactus Credit Opportunities Fund LP
12/18/2017	Open Market Sale	8,322	$3.5021	Steamboat Nitro Blocker LLC
12/18/2017	Open Market Sale	79,805	$3.5021	GSO Palmetto Opportunistic Investment Partners LP
12/19/2017	Open Market Sale	69,998	$3.5616	GSO Special Situations Fund LP.
12/19/2017	Open Market Sale	59,062	$3.5616	GSO SSOMF Nitro Blocker LLC
12/19/2017	Open Market Sale	8,147	$3.5616	GSO Coastline Credit Partners LP
12/19/2017	Open Market Sale	21,128	$3.5616	GSO Cactus Credit Opportunities Fund LP
12/19/2017	Open Market Sale	8,141	$3.5616	Steamboat Nitro Blocker LLC
12/19/2017	Open Market Sale	78,069	$3.5616	GSO Palmetto Opportunistic Investment Partners LP